EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Fort Worth, Texas, September 19, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.084172 per unit, payable on October 16, 2017, to unitholders of record on September 29, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	16,000	133,000	$43.87	$4.11
Prior Month Distribution	16,000	131,000	$42.02	$4.14

Excess Costs

XTO Energy has advised the Trustee that continued lower oil production in the current month distribution caused costs to exceed revenues by $93,000 on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests after the current month’s distribution totaled $179,000, including accrued interest of $63,000.

XTO Energy has advised the Trustee that continued lower oil prices in relation to operating expenses caused costs to exceed revenues by $65,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $2.1 million, including accrued interest of $128,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Lee Ann Anderson

Senior Vice President

Southwest Bank, Trustee

Toll Free – 855-588-7839